EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the registration statements No. 333-228548 and 333-261161 on Form S-3 and registration statements No. 333-234140, 333-195796, and 333-105010 on Form S-8 of our report dated March 2, 2020, except for Schedule I, as to which date is March 1, 2021, with respect to the consolidated financial statements and financial statement schedule II of SJW Group and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP
Santa Clara, California
February 25, 2022